Exhibit 99.1
FOR IMMEDIATE RELEASE

July 29, 2024

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports Second Quarter 2024 Operating Results

DALLAS, TEXAS, July 29, 2024 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $187.3 million for the quarter ended June 30, 2024. In comparison, for the quarters ended March 31, 2024 and June 30, 2023, the Bank reported net income of $180.6 million and $239.6 million, respectively. For the six months ended June 30, 2024, the Bank reported net income of $367.9 million, as compared to $414.3 million for the six months ended June 30, 2023.

Total assets at June 30, 2024 were $126.2 billion, compared with $125.1 billion at March 31, 2024 and $128.3 billion at December 31, 2023. Average total assets decreased from $187.1 billion and $160.9 billion for the quarter and six months ended June 30, 2023, respectively, to $126.2 billion and $125.9 billion for the corresponding periods in 2024. The $1.1 billion increase in total assets during the second quarter of 2024 was primarily attributable to increases in the Bank's advances ($6.1 billion), long-term investments ($0.8 billion) and mortgage loans held for portfolio ($0.2 billion), partially offset by a decrease in the Bank's short-term liquidity holdings ($6.1 billion). The $2.1 billion decrease in total assets during the six months ended June 30, 2024 was attributable primarily to a decrease in the Bank's advances ($4.8 billion), partially offset by increases in the Bank's long-term investments ($1.3 billion) short-term liquidity holdings ($1.0 billion) and mortgage loans held for portfolio ($0.3 billion).

Advances totaled $75.2 billion at June 30, 2024, compared with $69.1 billion at March 31, 2024 and $80.0 billion at December 31, 2023. The Bank's mortgage loans held for portfolio totaled $5.4 billion at June 30, 2024, as compared to $5.2 billion at March 31, 2024 and $5.1 billion at December 31, 2023.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled $0.2 billion, $0.2 billion and $0.3 billion at June 30, 2024, March 31, 2024 and December 31, 2023, respectively. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $19.1 billion at June 30, 2024, as compared to $18.3 billion at March 31, 2024 and $17.7 billion at December 31, 2023. At June 30, 2024, March 31, 2024 and December 31, 2023, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At June 30, 2024,

March 31, 2024 and December 31, 2023, the Bank's short-term liquidity holdings totaled $25.6 billion, $31.7 billion and $24.6 billion, respectively.

The Bank's retained earnings increased to $2.629 billion at June 30, 2024 from $2.513 billion at March 31, 2024 and $2.413 billion at December 31, 2023. On June 26, 2024, a dividend of $71.2 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter and six months ended June 30, 2024 (and, for comparative purposes, as of March 31, 2024 and December 31, 2023, and for the quarters ended March 31, 2024 and June 30, 2023 and the six months ended June 30, 2023) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended June 30, 2024 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced funding solutions, liquidity, and other credit products to approximately 800 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter and Six Months Ended June 30, 2024
(Unaudited, in thousands)

	June 30, 2024	March 31, 2024	December 31, 2023
Selected Statement of Condition Data:

Assets
Investments (1)	$45,042,311	$50,283,307	$42,631,192
Advances	75,225,134	69,089,394	79,951,855
Mortgage loans held for portfolio, net	5,409,439	5,235,701	5,088,642
Cash and other assets	554,699	530,216	592,923
Total assets	$126,231,583	$125,138,618	$128,264,612

Liabilities
Consolidated obligations
Discount notes	$19,009,983	$14,464,671	$8,598,022
Bonds	96,906,629	100,725,004	109,536,207
Total consolidated obligations	115,916,612	115,189,675	118,134,229
Mandatorily redeemable capital stock	296	453	506
Other liabilities	2,867,509	2,830,177	2,870,657
Total liabilities	118,784,417	118,020,305	121,005,392
Capital
Capital stock — putable	4,582,079	4,367,775	4,737,388
Retained earnings	2,628,950	2,512,859	2,412,983
Total accumulated other comprehensive income	236,137	237,679	108,849
Total capital	7,447,166	7,118,313	7,259,220
Total liabilities and capital	$126,231,583	$125,138,618	$128,264,612

Total regulatory capital (2)	$7,211,325	$6,881,087	$7,150,877

	For the	For the	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended	Six Months Ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Selected Statement of Income Data:
Net interest income (3)	$229,087	$223,498	$285,545	$452,585	$481,669
Other income	14,616	10,465	13,696	25,081	51,305
Other expense	35,622	33,306	32,945	68,928	72,589
AHP assessment	20,809	20,069	26,648	40,878	46,070
Net income	$187,272	$180,588	$239,648	$367,860	$414,315

(1)    Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.
(2)    As of June 30, 2024, March 31, 2024 and December 31, 2023, total regulatory capital represented 5.71 percent, 5.50 percent and 5.58 percent, respectively, of total assets as of those dates.
(3)    Net interest income is net of the provision (reversal) for mortgage loan losses.

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